UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Amendment No. [ ]

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	December 22, 2017

Commission File Number	000-31380

APPLIED MINERALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Washington Street, Brooklyn NY	11201
(Address of principal executive offices)	(Zip Code)

(212) 226-4265
(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2017 (“Effective Date”), Applied Minerals, Inc. (Company”) and Continental Mineral Claims, Inc. (“CMC”) entered into an Exploration Agreement with Option to Purchase (“Agreement”). CMC is a wholly owned subsidiary of a private, internationally recognized minerals exploration and mining company.

The Company granted to CMC the exclusive right and option to enter upon and conduct mineral exploration activities (the “Exploration License”) for Metallic Minerals on the Company’s Dragon Mine minesite in Utah (the “Mining Claims”). Metallic Minerals are defined to include minerals with a high specific gravity and metallic luster, such as gold, silver, lead, copper, zinc, molybdenum, titanium, tungsten, uranium, tin, iron, etc., but shall exclude any such Metallic Minerals that are intermingled within any economically-recoverable, non-metallic mineral deposits located at or above an elevation of 5,590 feet above sea level. Non-metallic minerals include clay and iron oxide, the minerals mined by the Company. The Company believes that all economic recoverable non-metallic mineral deposits are well above 5,590 feet above sea level. The Exploration License is for a period of ten years.

CMC has 40 days following the Effective Date (the “Due Diligence Period”) to perform any necessary due diligence in order to evaluate the condition of the Mining Claims. CMC may terminate the Agreement in its sole discretion any time prior to the expiration of the Due Diligence Period.

In consideration of the Exploration License CMC shall make the following payments to the Company: $350,000 upon expiration of the Due Diligence Period, $150,000 on or before the first anniversary of the Effective Date of this Agreement, $250,000 on or before each subsequent anniversary of the Effective Date during the Exploration License term following the first anniversary of the Effective Date of this Agreement, unless the Exploration License is terminated earlier by CMC by exercising the option or failing to make the required payment for the Exploration License.

CMC may exercise the option at any time during the Exploration License term. Upon exercise of the Option and the completion of the closing, CMC shall acquire 100% of the Metallic Rights within the Mining Claims from the Company, subject to the terms and conditions of the Agreement.

The consideration to be paid by CMC to the Company after exercising the option for the acquisition of the Metallic Rights shall be payable as follows: $3,000,000; and, CMC shall grant to the Company a five percent (5%) Net Profits Interest (“NPI”) royalty over the Metallic Minerals produced from the Mining Claims. The NPI royalty shall be initially capped at $20,000,000 (the “NPI Cap”). The NPI Cap shall be subject to reduction in the event the Company elects to take the Share Contribution, as set forth below.

Upon exercise of the option, the Company shall retain the all rights and title to (1) the surface interest (with exception of those rights associated with the Metallic Rights), and (2) all non-metallic minerals (expressly including all industrial minerals including clays and iron oxides).

It is anticipated that CMC will acquire rights similar to the Metallic Rights with respect to contiguous and nearly properties and such rights will be contributed to a new company formed or designated by CMC to own and operate CMC’s Tintic District project, which would involve the Metallic rights and similar rights regarding adjacent or nearby properties (“PubCo”) that intends to go public.

The Company shall have the right, at its sole election, to convert a portion of its NPI royalty interest into $2,000,000 worth of shares in PubCo, up to a maximum of Two Percent (2%) net value of PubCo (the “Share Contribution”), through a reduction of the NPI Cap. The Company shall make the determination whether to take the Share Contribution or not, and so notify CMC, within ninety (90) days of the completion (and delivery to the Company) of a feasibility study by CMC for the Tintic District project. If the Company elects not to take the Share Contribution, the Company’s NPI royalty shall remain unchanged, including the NPI Cap, which will remain at $20,000,000.

The Agreement contains protections in favor of the Company against unreasonable interference of its current and future mining operations by CMC. CMC may not do anything that may, at the Company’s determination, adversely impact the Company’s Mining Operations. “Mining Operations” shall mean the activities incident to mineral extraction, permitting, and any operations by CMC or the Company relating to the removal of minerals, respectively, that are or may reasonably be conducted on the Mining Claims, including the exploration for, and development, active mining, removing, producing and selling of any minerals, including the Metallic Minerals. The Agreement states that the parties understand that the Company is willing to enter into the Agreement only if it is assured that CMC will not have any right to unreasonably interfere with the Company’s current mining operations and possible future Mining Operations on the Mining Claims.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED MINERALS, INC.

Dated:	January 2, 2018	/s/ ANDRE M. ZEITOUN
By: Andre M. Zeitoun
President and Chief Executive Officer